Exhibit 99.1

FOR IMMEDIATE RELEASE: June 14, 2007

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation Announces Relocation of Elkhart Towable Manufacturing

Elkhart Towable Operations Will Be Consolidated into Wakarusa and Warsaw Facilities

COBURG, OREGON – June 14, 2007 – Monaco Coach Corporation (NYSE: MNC) announced today that it will consolidate the Indiana-based production of Holiday Rambler and McKenzie fifth-wheel and travel trailer recreational vehicles from Elkhart, Indiana to its Wakarusa and Warsaw, Indiana facilities by the end of October.

The transfer of towable production from Elkhart will result in the creation of a significant number of production positions in both Wakarusa and Warsaw.  All current Elkhart towable employees will be eligible for transferred job opportunities with corresponding production lines in Warsaw or Wakarusa.  The Company is currently reviewing several alternatives for the approximately 260,000 square foot facility that it will vacate in Elkhart.

“We regret the impact this plant consolidation may have on our many long-term Elkhart employees, and we’re hopeful they will decide to move with our production lines,” said John Nepute, President of Monaco Coach Corporation.  “Our Company will continue to have a large presence in Elkhart County with approximately 2,200 employees.”

Nepute noted, “The Company will continue to operate our joint venture with International Truck and Engine Corporation, Custom Chassis Products, LLC service facilities and call centers in the city of Elkhart.  We plan to grow the joint venture, which should result in additional jobs.”

“Before making the decision we reviewed several scenarios with regard to continuing to manufacture towables in Elkhart,” continued Nepute.  “Our analysis showed us that by making this move we will better utilize the capacity of the remaining plant facilities and resources, leading to better efficiencies such as improving absorption of indirect expenses and synergies in material and labor costs. We believe this consolidation is compelling in the short term and also makes strategic long-term sense for our Company.”

“The anticipated savings on a go-forward basis are considerable,” said Marty Daley, Chief Financial Officer.  “We expect the changes will add approximately $0.10 to $0.12 per share to our earnings next fiscal year, and anticipate recording one-time pre-tax charges in the third and fourth quarters of 2007, totaling approximately $1.0 million to $1.2 million for move-related expenses.”

About Monaco Coach Corporation

Dedicated to quality and service, Monaco Coach Corporation is one of the nation’s leading manufacturers of motorized and towable recreational vehicles.  Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach employs approximately 5,300 people.  The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names.  Monaco Coach maintains RV service centers in Harrisburg, Ore., Elkhart, Ind., and Wildwood, Fla.

Ranked as the number one manufacturer of diesel-powered motorhomes, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests.  Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index.  For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding plant efficiencies, utilization, potential savings and expenses for 2007 and 2008 fiscal years are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including larger than projected transition costs, less than anticipated manufacturing gains, slower than expected sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including, but not limited to, the most recent Form 10-Q, the annual report on Form 10-K for 2006, and the 2006 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at www.sec.gov.

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